EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-08613, 333-69506, 333-110728, 333-137274, 333-152765, 333-174670, 333-177030, 333-196393, 333-206111 and 333-212412 on Form S-8 of our reports dated
February 27, 2020, relating to the consolidated financial statements and financial statement schedule of ANSYS, Inc. and subsidiaries, and the effectiveness of ANSYS, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of ANSYS, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
February 27, 2020